Exhibit 99.1

How do I prevent my shares from being loaned for a short interest position?

Brokerage firms may facilitate short selling in DJT shares by lending DJT shareholders’ shares held in margin accounts. Through this practice, brokerage firms earn an alternative source of revenue by “lending” shares to sophisticated and institutional investors who are betting that the price of the stock will fall. If the price of the stock in fact falls, then the brokerage firm and the sophisticated and institutional investors will make a profit, while the ultimate retail investor will not.

For long-term shareholders who believe in the Company’s future, the Company is highlighting the following actions you can take with your brokerage firm to prevent the lending of your shares for short selling:

1) hold your DJT shares in a cash account at your brokerage firm instead of a margin account (a model instruction letter is set forth under the heading “Example Form of Letter to Broker” below)

2) opting out of any securities lending programs, which should stop your broker from lending your shares

3) moving your shares to a Direct Registration (“DRS”) account at the Company’s transfer agent, Odyssey Transfer & Trust Company

Additionally, if shares are currently on loan by brokerage firms to facilitate short selling, shareholders have the option of asking their broker to recall their shares.

Example Form of Letter to Broker

If you decide to instruct your broker not to make your shares available for lending to short sellers, the following is sample language you can use in your email or letter to the Branch Manager of your brokerage account:

[Broker Name]
[Broker Address]

Attn: Branch Manager

My Account [Account Number]

Dear Sir or Madam:

Please accept this written instruction to make sure that the following securities are held in my cash account only and accordingly are not available for any stock loan activities. I hereby expressly opt out of any securities lending programs and instruct you not to loan out any of my shares.  Additionally, as applicable, please recall any shares that are currently on loan.

Securities:

[Number] shares of Trump Media & Technology Group Corp. (DJT) and any DJT shares subsequently acquired.

Please confirm receipt and compliance with this request.

When will the public warrants, which trade under ticker symbol DJTWW, become eligible for cash exercise?

TMTG’s public warrants, which trade under the ticker symbol DJTWW, will become eligible for cash exercise when the SEC declares the effectiveness of the Registration Statement filed on Form S-1.  As noted above, the Registration Statement, has not yet been declared effective; it remains subject to amendment and completion.